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                                                                                                                        EXHIBIT 11
                                TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

                                    Computation of Earning per Share
                                (In thousands, except per share amounts)


The computations of earnings per share on both the primary and fully diluted basis for the years ended December 31, 1993, 1992,
1991, 1990 and 1989 were as follows:


                                                            Y E A R S   E N D E D   D E C E M B E R  3 1,
                                        1993               1992                 1991                 1990                 1989
                                  Primary  Diluted   Primary   Diluted   Primary   Diluted   Primary   Diluted   Primary  Diluted
Earnings (loss) from continuing
  operations                     $(5,994)  $(5,994) $(17,204) $(17,204) $(43,984) $(43,984) $(52,834) $(52,834)  $ 24,350  $ 24,350

Preferred stock dividends         (2,167)   (2,167)   (2,168)   (2,168)   (2,172)   (2,172)   (2,160)   (2,160)         -         -
Interest on convertible
  subordinated debt                    -         -         -         -         -         -         -         -          -     1,135

Earnings (loss) for computation
  from continuing operations      (8,161)   (8,161)  (19,372)  (19,372)  (46,156)  (46,156)  (54,994)  (54,994)    24,350    25,485

Discontinued operations                -         -         -         -       825       825     2,647     2,647      1,572     1,572

Extraordinary gains (loss)          (504)     (504)    2,637     2,637         -         -         -         -          -         -

Net earnings (loss) for
  computation                    $(8,665)  $(8,665) $(16,735) $(16,735) $(45,331) $(45,331) $(52,347) $(52,347)  $ 25,922  $ 27,057

Average number of common shares
  outstanding during the year      9,676     9,676     9,189     9,189     8,795     8,795     8,788     8,788      9,041     9,041

Common stock equivalents:

  Stock options                        -         -         -         -         -         -         3         3         48        48

  Convertible preferred stock          -         -         -         -         -         -         -         -      3,282     3,282

  Convertible subordinated debt        -         -         -         -         -         -         -         -          -     1,105

  Contingent shares issuable
    based on acquired company's
    level of earnings                  -         -         -         -         -         -         -         -        120       240

  Shares for computation           9,676     9,676     9,189     9,189     8,795     8,795     8,791     8,791     12,491    13,716

Earnings (loss) per share from
  continuing operations          $  (.85)  $  (.85) $  (2.11) $  (2.11) $  (5.24) $  (5.24) $  (6.25) $  (6.25) $    1.95 $    1.86

Discontinued operations                -         -         -         -       .09       .09       .30       .30        .13       .11

Extraordinary gains (loss)          (.05)     (.05)      .29       .29         -         -         -         -          -         -

Net earnings (loss) per share    $  (.90)  $  (.90) $  (1.82) $  (1.82) $  (5.15) $  (5.15) $  (5.95) $  (5.95) $    2.08 $    1.97

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